Exhibit 6.7

QUARA DEVICES INC.

STOCK OPTION PLAN

2019

ARTICLE 1

GENERAL PROVISIONS

Section 1.1	Interpretation

(1)	For the purposes of the Plan, the following terms shall have the following meanings:

“Affiliate” means an affiliate of the Corporation within the meaning of Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

“Associate” where used to indicate a relationship with any person or company, means: (i)any company of which such person or company beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the company for the time being outstanding; (ii) any partner of that person or company; (iii) any trust or estate in which such person or company has a substantial beneficial interest or as to which such person or company serves as trustee or in a similar capacity; (iv) any relative of that person who resides in the same home as that person; (v) any person who resides in the same home as that person and to whom that person is married, or any person of the opposite sex or the same sex who resides in the same home as that person and with whom that person is living in a conjugal relationship outside marriage; or (vi) any relative of a person mentioned in clause (v) who has the same home as that person;

“Board” means the Board of Directors of the Corporation;

“Change of Control” means:

(i)	a consolidation, reorganization, amalgamation, merger, acquisition or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Corporation immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 60% of the resulting voting rights (on a fully-diluted basis) of the Corporation or its successor;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent; or

(vi)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;

“Consultants” means individuals, other than employees and officers and directors of the Corporation or an Affiliate that (i) are engaged to provide on a bona fide basis consulting, technical, management or other services to the Corporation or any Affiliate under a written contract between the Corporation or the Affiliate and the individual or a company of which the individual consultant is an employee or shareholder or a partnership of which the individual consultant is an employee or partner and (ii) in the reasonable opinion of the Corporation, spend or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate;

“Contract” means the agreement between the Corporation and any Eligible Person that makes such Eligible Person eligible to be a Participant under this Plan.

“Corporation” means Veridyne Power Corp. and includes any successor thereto;

“Eligible Person” means, subject to all applicable laws, (A) in respect of any grant of Options by the Corporation any employee, Consultant, officer or director of (i) the Corporation or (ii) any Affiliate (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate), and (B) in respect of any assignment of Options by a person in (A) above pursuant to Section 2.3(3), means any Permitted Assign of such person as the context requires;

“Exchange” means the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, NASDAQ or such other stock exchange or quotation system on which the Shares are listed or quoted from time to time;

“Exchange Rate” means the Canadian/United States dollar noon spot rate published by the Bank of Canada on the date the Option is granted;

“Holding Entity” has tile meaning set out in Section 2.22 of National Instrument 45-106 Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

“Incentive Stock Option” or “ISO” means an Option granted to a U.S. Participant that is intended to qualify as an “incentive stock option” within the meaning of section 422 of the IRS Code:

“Insider” means: (i) an insider as defined in the Securities Act (British Columbia) other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

“IRS Code” means the United States Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder;

“Market Price” means (a) where the Shares are listed for trading on an Exchange, the volume weighted average trading price of the Shares, calculated by dividing the total value of Shares by the total volume of Shares traded on the Exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the day the Option is granted; or (b) where the shares are not listed for trading on an Exchange, the fair market value of the Shares.

“Non-Officer Participant” means a Participant who is not an Officer Participant.

“Non-Qualified Stock Option” or “NQSO” means any Option granted to a U.S. Participant that is not an Incentive Stock Option;

“Officer Participant” means a Participant who is either an officer or director or both an officer and a director of the Company.

“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan;

“Option Shares” means Shares issued to a Participant upon the exercise of an Option. “Participant” means an Eligible Person to whom an Option has been granted;

“Permitted Assign” means

(a)	for any Eligible Person:

(i)	a Holding Entity of such Eligible Person; or

(ii)	a RRSP, RRIF or TFSA of such Eligible Person; and

“Plan” means this 2019 Stock Option Plan of the Corporation, as it may be amended from time to time;

“Repurchase Option” shall have the meaning given to that term in Section 3.2

“Restrictive Covenant” means any restrictive covenant contained in any particular Participant’s Contract with the Corporation;

“RRIF” means a registered retirement income fund as defined in the Income Tax Act (Canada);

“RRSP” means a registered retirement savings plan as defined in the Income Tax Act (Canada);

Sale” means

(i)	a consolidation, reorganization, amalgamation, merger, acquisition or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Corporation immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 10% of the resulting voting rights (on a fully-diluted basis) of the Corporation or its successor;

(ii)	the sale, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Corporation and/or any of its Subsidiaries other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation; or

(iv)	the Board adopts a resolution to the effect that a Sale as defined herein has occurred or is imminent;

“Securities Act” means the United States of America federal Securities Act of 1933;

“Shares” means the common shares in the capital of the Corporation;

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 1.1 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time, or in the case of U.S. Participant section 424(f) of the IRS Code;

“10% Shareholder” means a U.S. Participant who, at the time an Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Corporation or any Subsidiary, taking into account the attribution rules under section 424(d) of the IRS Code;

“Termination” means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Corporation or an Affiliate or cessation of employment of the employee with the Corporation or an Affiliate as a result of resignation or otherwise (other than the retirement of the employee); (ii) in the case of an officer, the removal of or failure to re-elect or re-appoint the individual as an officer of the Corporation or an Affiliate (other than through the retirement of an officer); and (iii) in the case of a Consultant, the termination of the services of a Consultant by the Corporation or an Affiliate (other than through the retirement of a Consultant);

“Termination Date” means the date on which a Participant ceases to be an Eligible Person. In the case of a notice of termination provided by the Corporation, such date shall be the date of termination set out in the notice regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant and, for all purposes of the Plan, a Participant’s employment shall conclusively be deemed to have been terminated on the date of termination set forth in the notice of termination (and for greater certainty shall not include any notice period required by any applicable statute or common law);

“TFSA” means a tax-free savings account as described in the Income Tax Act (Canada);

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

“U.S. Participant” means a Participant that is subject to federal income tax in the United States of America pursuant to the IRS Code and any relevant tax convention.

(2)	In the Plan words imparting the singular number only shall include the plural and vice versa and words imparting the masculine shall include the feminine.

(3)	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 1.2	Purpose

The purpose of the Plan is to advance the interests of the Corporation by:

(a)	providing Eligible Persons with additional incentive;

(b)	encouraging equity ownership by such Eligible Persons;

(c)	increasing the proprietary interest of Eligible Persons in the success of the Corporation;

(d)	encouraging Eligible Persons to remain with the Corporation or its Affiliates; and

(e)	attracting new employees and officers.

Section 1.3	Administration

(1)	The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board. If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the committee.

(2)	Subject to the limitations of the Plan, the Board shall have the authority to:

(a)	grant Options;

(b)	determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable subject to required prior approval by any applicable regulatory authority and/or shareholders; and

(d)	make all other determinations and take all other actions in connection with the implementation and administration of the Plan.

(3)	The Board’s guidelines, rules, regulations, interpretations and determinations pursuant to or relating to the Plan shall be conclusive and binding upon the Corporation and all other persons, including without limitation all Participants. No member of the Board or any person acting pursuant to the authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith.

Section 1.4	Shares Reserved

(1)	The aggregate number of Shares available to be issued pursuant to the exercise of all Options granted under the Plan shall be 15% of the number of Shares that are issued from time to time. No fractional Shares shall be issued and the Board may determine the manner in which fractional share values shall be treated. Any Shares subject to an Option which has been granted under the Plan that have been cancelled or terminated in accordance with the Plan, without having been exercised, will again be available to be granted under the Plan.

(2)	The maximum number of Shares which may be reserved for issuance to any one person under the Plan shall be 5% of the Shares issued and outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Shares reserved for issuance to such person under any other security based compensation arrangements of the Corporation.

(3)	If there is a change in or substitution of or exchange of the outstanding Shares by reason of any stock dividend or split, recapitalization, merger, amalgamation, arrangement, consolidation, reorganization, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval (if required) of the relevant stock exchange(s), appropriate substitution or adjustment in:

(a)	the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and

(b)	the number or kind of Shares subject to unexercised Options granted and the option exercise price of such Shares; provided however that no substitution or adjustment shall obligate the Corporation to issue or sell fractional Shares.

(4)	The Corporation shall at all times during the term of the Plan reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

Section 1.5	Limits with respect to Insiders

The maximum number of Options to be held by any Insider under the Plan and any other security based compensation arrangements of the Corporation shall be 5% of the Shares issued and outstanding at the time of the grant (on a non-diluted basis).

Section 1.6	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.

Section 1.7	Amendment or Termination

(1)	Subject to Section 1.7(2) below, the Board may at any time, and from time to time, and without shareholder approval amend any provision of the Plan, or any Options granted hereunder, or terminate the Plan, subject to any applicable regulatory or stock exchange requirements or approvals at the time of such amendment or termination, including. without limitation, making amendments:

(a)	to Section 2.3 relating to the exercise of options deemed by the Board to be necessary or advisable because of any change in applicable securities laws or other laws;

(b)	to the definitions set out in Section 1.1 other than as provided in Section 1.7(2)(c);

(c)	to the change of control provisions provided for in Article 4. For greater certainty, any change made to Article 4 shall not allow Participants to be treated any more favorably than other holders of Shares with respect to the consideration that the Participants would be entitled to receive for their Shares upon a Change of Control;

(d)	to Section 1.3 relating to the administration of the Plan;

(e)	to the vesting provision of any outstanding Options as contemplated by the Plan; and

(f)	fundamental or otherwise, not requiring shareholder approval under applicable laws or the rules of the Exchange, including amendments of a “clerical” or “housekeeping” nature and amendments to ensure that the Options granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which an Eligible Person may from time to time be resident or a citizen.

(2)	Notwithstanding Section 1.7(1), the Board shall not be permitted to amend:

(a)	Section 1.4(1) in order to increase the maximum number of Shares which may be issued under the Plan or Section 1.5 so as to increase the Insider participation limits;

(b)	Section 2.2 in any manner or this Section 1.7 so as to increase the ability of the Board to amend the Plan without shareholder approval;

(c)	the definitions of “Eligible Person” and “Permitted Assign”;

(d)	Section 2.4 relating to the transferability of Options other than as permitted under the Plan;

(e)	subject to Section 1.4(3), the exercise price of any Option issued under the Plan where such amendment reduces the exercise price of such Option (for this purpose, a cancellation or termination of an Option of a Participant prior to its expiry for the purpose of re-issuing Options to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option); or

(f)	the term of any Option issued under the Plan;

in each case without first having obtained the approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares and, in the case of an amendment to Section 1.5 so as to increase the Insider participation limits, approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares excluding shares voted by Insiders who are Eligible Persons.

(3)	Any amendment or termination shall not materially and adversely alter the terms or conditions of any Option or materially and adversely impair any right of any Participant under any Option granted prior to the date of any such amendment or termination without the consent of such Participant.

(4)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules adopted by the Board and in force at such time, will continue in effect as long as any Options under the Plan or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or Options it would be entitled to make if the Plan were still in effect.

Section 1.8	Compliance with Securities Laws

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of the Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Board may postpone or adjust any exercise of any Option or the issuance of any Shares pursuant to the Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue Shares in violation of such laws, rules and regulations or any condition of such approvals. The Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuances of such Shares in compliance with applicable laws. Shares issued and sold to Participants may be subject to limitations on sale or resale under applicable securities laws.

Section 1.9	U.S. Consultants

A Consultant who is resident in the United States of America will not be eligible for the grant of Options if, at the time of grant, either the offer or sale of the Corporation’s securities to such Consultant is not exempt under Rule 701 because of the nature of the services that the Consultant is providing to the Corporation, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Corporation determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

ARTICLE 2
OPTIONS

Section 2.1	Grants

(1)	Subject to the provisions of the Plan, the Board shall have the authority to determine the terms, limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

(2)	The award of an Option to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent Option.

(3)	For greater certainty, the Board shall be permitted to grant Options only to an employee, Consultant, officer or director of (i) the Corporation or (ii) any Affiliate (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate), and shall not be permitted to grant Options directly to any Permitted Assign.

(4)	Options may be granted so that they qualify as ISOs under section 422(d) of the IRS Code in accordance with the requirements and limitations in Section 4.3 below.

(5)	Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant to whom such Option is granted. Subject to specific variations approved by the Board in respect of any Options, such variations not to be inconsistent with the provisions of the Plan, all terms and conditions set out in the Plan will be incorporated by reference into and form part of any Option granted under the Plan.

Section 2.2	Option Exercise Price

(1)	The Board will establish the exercise price of an Option at the time each Option is granted based on the terms set out under Section 2.2(2).

(2)	Subject to Section 4.3(d), the exercise price of an Option as established by the Board pursuant to Section 2.2(1) will not be less than the Market Price.

(3)	For participants that are not a resident of Canada for the purposes of the Income Tax Act (Canada) and any relevant tax convention, the exercise price of an Option shall be the amount established by the Board pursuant to Section 2.2(2) multiplied by the Exchange Rate.

Section 2.3	Option Agreements

Each Option must be confirmed, and will be governed, by an agreement (an “Option Agreement”) in the form of Schedule “A” (as the same may be amended from time to time) signed by the Corporation and the Participant or an RRSP of which the Participant is an annuitant or the Participant’s holding company.

Section 2.4	Exercise of Options

(1)	Options granted must be exercised no later than ten years after the date of grant or such lesser period as the Board may approve. In the event that any Option expires during, or within 48 hours after a self-imposed blackout period on the trading of securities of the Corporation, such expiry will become the tenth day following the end of the blackout period. A minimum of 100 Shares must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Shares available for purchase pursuant to Options granted to such Participant totals less than 100.

(2)	The exercise price of each Option to purchase Shares shall be paid in full by bank draft, or in another manner deemed acceptable to the Corporation, at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan and the related Option Agreement, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

(3)	Subject to the provisions of the Plan and the related Option Agreement, an Option may be exercised from time to time by delivery to the Corporate Secretary of the Corporation at its registered office at Suite 2300 - 1066 West Hastings Street, Vancouver, British Columbia V6E 3X2 a completed and signed Notice of Exercise in the form attached to the agreement evidencing the grant of options, and accompanied by payment in full of the Option exercise price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Participant within a reasonable period of time following the receipt of such notice and payment but in any event not exceeding ten business days.

Section 2.5	Transfer of Options

(1)	Subject to Section 2.7(1), Options are non-assignable and non-transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable only by the Participant during the lifetime of the Participant and only by the Participant’s legal representative after death of the Participant (subject to the limitation that Options may be not be exercised later than ten years from their date of grant).

Section 2.6	Transfer of Option Shares

(1)	Subject to Section 2.7(1), Option Shares may in the sole discretion of the Board contain restrictions on the transfer of such Option Shares, as decided upon by the Board from time to time, and on a case by case basis. Any restriction to be placed upon Option Shares will be described in the Option Agreement provided to the Participant on the grant of Options.

Section 2.7	Transfer of Options and Option Shares to Permitted Assign

(1)	Notwithstanding Sections 2.5(1) and 2.6(1), Options or Option Shares may be assigned by an Eligible Person to whom an Option has been granted to a Permitted Assign of such Eligible Person, following which such Options or Option Shares shall be non-assignable and non-transferable by such Permitted Assign, except to another Permitted Assign, otherwise than by will or the laws of descent and distribution, and shall be exercisable only by such Permitted Assign during the lifetime of such Permitted Assign and only by such Permitted Assign’s legal representative after death of such Permitted Assign (subject to the limitation that Options may not be exercised later than ten years from their date of grant). Notwithstanding the foregoing, an ISO may not be transferred or assigned in any manner other than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order (as described in the IRS Code). Any improper transfer of any Options or Option Shares will not create any rights in the purported transferee and (i) in the case of Options will cause the immediate termination of the Options, and the Corporation will not issue any Shares upon the attempted exercise of improperly transferred Options; and (2) in the case of Option Shares entitle the Corporation to repurchase such shares in the manner described in Section 3.2

Section 2.8	Termination or Death

(1)	Except as otherwise determined by the Board and subject to the limitation that Options may not be exercised later than ten years from their date of grant:

(a)	if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 30 days after the Termination Date, or such longer period as determined by the Board. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not be exercised by the Participant unless the Board determines otherwise. For greater certainty, any such determination regarding the period for exercise or vesting of options made by the Board may be made at any time subsequent to the date of grant of Options, provided, however, that the Board may not extend the period for exercise beyond the expiry date of the Option. If a Participant ceases to be an Eligible Person because his relationship with the Corporation or an Affiliate is terminated by the Corporation or the Affiliate, as applicable, for cause, such Participant’s Options shall cease to be exercisable immediately upon the Termination Date.

(b)	if a Participant dies, the legal representative of the Participant may exercise the Participant’s Options within a period of the earlier of (i) the expiry date of such Option; and (ii) 12 months after the date of the Participant’s death, but only to the extent the Options were by their term exercisable on the date of death unless otherwise determined by the Board.

(c)	notwithstanding the foregoing, except in the case of a U.S. Participant’s death or disability (as defined in section 22(e)(3) of the IRS Code), an ISO that is exercised after the date that is three months following the U.S. Participant’s termination of employment with the Corporation and all Subsidiaries will be treated as an NQSO to the extent required under sections 422 and 424 of the IRS Code. In the case of a termination of employment due to a U.S. Participant’s disability (as defined in section 22(e)(3) of the IRS Code), an ISO that is exercised after the date that is 12 months following the U.S. Participant’s termination of employment shall be treated as an NQSO to the extent required under sections 422 and 424 of the IRS Code.

(2)	Any Participant to whom an Option is granted under the Plan who subsequently ceases to hold the position in which he or she received such Option shall continue to be eligible to hold such Option as a Participant as long as he or she otherwise falls within the definition of “Eligible Person” in any capacity.

(3)	Except as otherwise provided in the applicable Option Agreement or other agreement between the Participant and the Corporation, if the exercise of an Option following the termination of the Participant’s continuous service (other than for cause and other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s continuous service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the applicable Option Agreement. In addition, unless otherwise provided in a Participant’s Option Agreement, if the sale of any Shares received upon exercise of an Option following the termination of the Participant’s continuous service (other than for cause) would violate the Corporation’s insider trading policy, then the Option will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s continuous service during which the sale of the Shares received upon exercise of the Option would not be in violation of the Corporation’s insider trading policy, or (ii) the expiration of the term of the Option as set forth in the applicable Option Agreement.

ARTICLE 3

RESTRICTIVE COVENANTS AND REPURCHASE RIGHTS

Section 3.1	Restrictive Covenants

(1) Participants will be subject to such Restrictive Covenants as set out in their Contract(s) with the Corporation.

Section 3.2	Repurchase Option

(1)	Where any Participant (or the original Participant, in the case where the Participant has assigned their Options or Option Shares to a Permitted Assign) has their Contract terminated by the Corporation for just cause then the Corporation shall have an irrevocable option (the “Repurchase Option”) for a period of ninety (90) days after said termination, to repurchase from Participant or Permitted Assign, as the case may be, those Option Shares that Participant received pursuant to the exercise of the Option.

(2)	The Company may repurchase all or any of the Option Shares, pursuant to Section 3.2(1), at a price per share equal to the Option’s exercise price for such Option Shares as indicated on Participant’s applicable Option Agreement.

(3)	The Repurchase Option shall be exercised by written notice signed by an officer of the Corporation. Such notice shall identify the number of Option Shares to be purchased and shall notify Purchaser of the time, place and date for settlement of such purchase, which shall be scheduled by the Corporation within the term of the Repurchase Option set forth above. The Company shall be entitled to pay for any Option Shares purchased pursuant to its Repurchase Option at the Company’s option in cash or by offset against any indebtedness owing to the Company by Participant (including without limitation any note given in payment for the Option Shares), or by a combination of both. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Corporation shall become the legal and beneficial owner of the Option Shares being repurchased and all rights and interest therein or related thereto, and the Corporation shall have the right to transfer to its own name the Option Shares being repurchased by the Company, without further action by Participant.

ARTICLE 4
CHANGE OF CONTROL

Section 4.1	Change of Control or Sale

(1)	Officer Participants. In the event of (i) a Change of Control, but only where within 12 months of such Change of Control the Corporation terminates the employment of the Officer Participant for any reason other than just cause, then all of an Officer Participant’s Options will immediately vest on the date of such termination; or (ii) a Sale all of an Officer Participant’s Options will immediately vest on the date of such Sale. In such events, all Options so vested will be exercisable, conditionally or otherwise, from such date until their respective expiry dates, subject to the terms of any employment agreement or other contractual arrangement between the Officer Participant and the Corporation. For greater certainty, upon a Change of Control or Sale, Officer Participants shall not be treated any more favorably than holders of Shares with respect to the consideration that the Officer Participants would be entitled to receive for their Shares.

(2)	Non Officer Participants. In the event of (i) a Change of Control, but only where within 12 months of such Change of Control the Corporation terminates the employment of the Participant for any reason other than just cause, then the vesting period for a Non-Officer Participant’s Options will be accelerated by 12 months on the date of such termination; or (ii) a Sale, then the vesting period for a Non-Officer Participant’s Options will be accelerated by 12 months on the date of such Sale. In such events, all Options so vested will be exercisable, conditionally or otherwise, from such date until their respective expiry dates, subject to the terms of any employment agreement or other contractual arrangement between the Non-Officer Participant and the Corporation. For greater certainty, upon a Change of Control or Sale, Non-Officer Participants shall not be treated any more favorably than holders of Shares with respect to the consideration that the Non- Officer Participants would be entitled to receive for their Shares.

(3)	If the Participant elects to exercise its Options following a Change of Control or Sale, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Shares which he was entitled upon such exercise, the kind and amount of shares and other securities, property or cash which such holder could have been entitled to receive as a result of such Change of Control or Sale, on the effective date thereof, had he been the registered holder of the number of Shares to which he was entitled to purchase upon exercise of such Options.

Section 4.2	Right to Terminate Options on Sale of Corporation

Notwithstanding any other provision of the Plan, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Shares (collectively, the “Proposed Transaction”), the Corporation may give written notice to all Participants advising them that, within 30 days after the date of the notice and not thereafter, each Participant must advise the Board whether the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, and that upon the failure of a Participant to provide such notice within the 30-day period, all rights of the Participant will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be exercised or affected by the notice, except that the Option may not be exercised between the date of expiration of the 30- day period and the day after the expiration of the 180-day period, or if earlier, the date the Proposed Transaction is terminated without completion. If a Participant gives notice that the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, then all Options which the Participant elected by notice to exercise will be exercised immediately prior to the effective date of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction. The maximum number of Options a Participant may exercise pursuant to the Participant’s applicable Option Agreement is that number of Options that have vested after giving effect to the provisions of section 4.1 hereof.

ARTICLE 5
MISCELLANEOUS PROVISIONS

Section 5.1	No Rights as Shareholder

The holder of an Option shall not have any rights as a holder of Shares with respect to any of the Shares underlying an Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the exercise price in respect of which the Option is being exercised).

Section 5.2	No Rights to Continued Employment

Nothing in the Plan or any Option shall confer upon a Participant any right to continue in the employment or engagement of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate his employment or engagement at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate to extend the employment or engagement of any Participant beyond the date on which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate, or beyond the date on which his relationship with the Corporation or any Affiliate would otherwise be terminated pursuant to the provisions of any employment, consulting or other contract for services with the Corporation or any Affiliate.

Section 5.3	Special Requirements for U.S. Participants

(a)	Notwithstanding any other provision of the Plan to the contrary, the aggregate number of Shares available for ISOs is ___________________ subject to adjustment pursuant to Section 1.4 of the Plan and subject to the provisions of sections 422 and 424 of the IRS Code.

(b)	Each option agreement shall specify whether the related Option is an ISO or a NQSO. If no such specification is made, the related Option will be a NQSO.

(c)	An ISO shall be treated as a NQSO to the extent that the aggregate Market Price (determined as of the applicable grant date) with respect to which ISOs are exercisable by the U.S. Participant for the first time during any calendar year (pursuant to the Plan and all other plans of the Corporation and of any Affiliate for purposes of section 422 of the IRS Code) will exceed U.S.$100,000 or any other limitation subsequently set forth in section 422(d) of the IRS Code.

(d)	The exercise price per Share of an ISO granted to a 10% Shareholder will be not less than 110% of the Market Price on the applicable grant date and must have a 5 year maximum term.

(e)	An ISO may only be granted within the 10-year period beginning from the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by shareholders of the Corporation.

(f)	If the Board determines to extend the exercise period of an ISO pursuant to its authority under Section 2.3 above or to make any other revision to the terms of an ISO, such Option shall thereafter be treated as a NQSO to the extent required under sections 422 and 424 of the IRS Code. Notwithstanding any provision in the Plan to the contrary, any revision to the terms of an Option (whether an ISO or NQSO) granted to a U.S. Participant shall be made only if it does not create adverse tax consequences under section 409A of the IRS Code.

Section 5.4	Withholding Taxes

The exercise of each Option granted under the Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the exercise price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option or, alternatively, the Corporation shall have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Shares acquired upon exercise of any Option, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant by the Corporation, whether or not such amounts are payable under the Plan.

Section 5.5	Conformity with Existing Employment Agreements

Notwithstanding any other provision of this Plan, to the extent that the provisions of this Plan conflict with the terms of any employment agreement between a Participant and the Corporation that is effective prior to the date of adoption of the Plan, the provisions of such employment contract shall control the rights of the Participant with respect to Options granted under this Plan.

ARTICLE 6
ADOPTION

Section 6.1	Effective Date and Adoption

This Plan shall be effective on that date the shareholders of the Corporation approve this plan at the next annual and special meeting of the Corporation.

SCHEDULE “A”

QUARA DEVICES INC.

[Date]

PERSONAL & CONFIDENTIAL

[Name]

[Address]

Dear [Name]:

The Corporation’s Stock Option Plan (the “Plan”) dated permits the Board of Directors to grant options to officers, employees and others whose contribution to the Corporation is significant. In recognition of your contribution to the Corporation and in order to permit you to share in enhanced values that you will help to create, the Board is pleased to grant to you an option (the “Option”) to purchase Common Shares (the “Shares”) of the Corporation. This Option is granted on the basis set out in this letter, and is subject to the Plan, a copy of which is attached. This letter and the Plan are referred to collectively below as the “Option Documents”. All capitalized terms not otherwise defined shall have the meaning attributed to them in the Plan.

The total number of Shares that you

may purchase pursuant to this Option is:

The Option exercise price per Share is:

Your rights to purchase Shares will vest and expire as follows:

Vesting Date	Number of Shares	Expiry Date

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares pursuant to this Option will expire with respect to any vested portion at 11:59 p.m. on the expiry date set out above for such vested Options.

This Option may be exercised in whole or in part in respect of vested Options at any time prior to expiry of the relevant Options, by delivery of written notice to the Corporation’s head office to the attention of the Secretary of the Corporation, specifying the number of Shares to be purchased, accompanied by payment by bank draft or certified cheque of the total purchase price of the Shares. This Option may not be exercised in amounts of less than 100 Shares in the case of any one exercise unless that exercise would entirely exhaust the Option.

Nothing in the Option Documents will affect our right to terminate your services, responsibilities, duties and authority at any time for any reason whatsoever. Regardless of the reason for your termination, your Option rights will be restricted to those Option rights which have vested on or prior to your date of termination and, in any claim for wrongful dismissal or breach of contract, no consideration will be given to any Options that might have vested during an appropriate notice period or as a result of additional compensation you may receive in place of that notice period. All decisions made by the Board of Directors with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be binding and conclusive on all parties.

The Option rights granted to you are personal and may not be sold, pledged, transferred or encumbered in any way. There are restrictions on the transfer of Shares issued to you pursuant to the Plan. Complete details of the restrictions referred to in this letter are set out in the Plan.

Please acknowledge acceptance of your Option rights on these terms by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Corporation to the attention of the Secretary. By signing and delivering this copy, you are acknowledging receipt of a copy of the Plan and are agreeing to be bound by all of the terms of the Option Documents.

Yours truly,

QUARA DEVICES INC.

By:

I have read and agree to be bound by this letter and the Plan.

Signature:

Address:

Witness:

Witness Name:
(Printed)

Note: Letter to be revised if Options granted to RRSP or Holding Company OR to a US Participant

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